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NetSol Technologies, Inc.
(Name of Registrant as Specified in Its Charter)

Board of Directors of NetSol Technologies, Inc.
(Name of Person(s) Filing Proxy Statement)

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NetSol Technologies, Inc.
24011 Ventura Blvd., Suite 101
Calabasas, CA 91302
Phone: (818) 222-9195
Fax: (818) 222-9197

Dear Shareholders:

You are cordially invited to attend the Special meeting of shareholders of NetSol Technologies, Inc. to be held on July 25, 2003 at 10:00 a.m. local time at 24011 Ventura Blvd., Suite 101, Calabasas, California.

For overnight accommodations, the Hilton Garden Inn, telephone (818) 591-2300, address 24150 Park Sorrento, Calabasas, 91302, is within walking distance of the Company’s offices. Other hotels near by are: Renaissance Hotel, telephone (818) 707-1220, address 30100 Agoura Road, Agoura Hills, 91301; Hilton & Towers, Woodland Hills, 6360 Canoga Ave. Woodland Hills, Telephone (818) 595-1000.

Details of the business to be conducted at the special meeting are given in the attached Notice of Special Meeting and Proxy Statement.

Whether or not you attend the special meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy card in the postage paid envelope as soon as possible.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company. We look forward to seeing you at the Special Meeting.

Sincerely,

Naeem Ghauri
Chief Executive Officer

NetSol Technologies, Inc.
24011 Ventura Blvd., Suite 101
Calabasas, CA 91302

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT GENERAL INFORMATION
SOLICITATION OF PROXIES
VOTING AND REVOCATION OF PROXIES
VOTING AT THE MEETING
(Proposal No. One)
REVERSE STOCK SPLIT
Introduction
Vote Required and Board Recommendation
Rationale for the Reverse Stock Split
Risks
Implementation and Effects of the Reverse Stock Split
Exchange of Stock Certificates and Payment for Fractional Shares
No Dissenters’ Rights
Certain Federal Income Tax Considerations
Accounting Matters
Potential Anti-Takeover Effect
Voting Procedures
Other Matters

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held July 25, 2003 To The Stockholders of NetSol Technologies, Inc.:

     The Special Meeting of Stockholders of NetSol Technologies, Inc. (the “Company”) will be held on Friday, July 25, 2003 at 10:00 a.m. local time at the Company’s headquarters located at 24011 Ventura Blvd., Suite 101, Calabasas, CA 91302.

     1.     Proposed Stock Split

     Only stockholders of record as shown on the books of the Company at the close of business on June 15, 2003 the record date and time fixed by the Board of Directors, will be entitled to vote at the meeting and any adjournment thereof.

By order of the Board of Directors
NetSol Technologies, Inc.

Najeeb Ghauri
Chairman of the Board

June 2, 2003
Calabasas, California

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

NetSol Technologies, Inc. 24011 Ventura Blvd., Suite 101, Calabasas, CA 91302

PROXY STATEMENT GENERAL INFORMATION

SOLICITATION OF PROXIES

     This Proxy Statement is furnished to holders of the common stock, par value $.001 per share, of NetSol Technologies, Inc., a Nevada corporation (the “Company”), in connection with the solicitation by the Company’s Board of Directors of proxies for use at the Company’s Special Meeting of Stockholders (the “Special Meeting”) to be held on July 25, 2003, at 10:00 a.m. local time at the Company’s headquarters located at 24011 Ventura Blvd., Suite 101, Calabasas, CA 91302 and any and all adjournments thereof. The purpose of the Special Meeting and the matters to be acted on there are set forth in the accompanying Notice of Special Meeting of Stockholders.

     The Special Meeting has been called for the purpose of the following:

     1.     Facilitate a 5:1, 6:1 or 7:1 Stock Split

The board will consider such other matters as may properly come before the Special Meeting.

     Preparing and mailing the Notice of Special Meeting, Proxy Statement and proxy to stockholders of record as of the close of business on June 15, 2003, will make solicitations of proxies. These materials are expected to be first mailed to stockholders on or about June 25, 2003. The cost of making the solicitation includes the cost of preparing and mailing the Notice of Meeting, Proxy Statement and proxy and the payment of charges made by brokerage houses and other custodians, nominees and fiduciaries for forwarding documents to stockholders. In certain instances, officers of the Company may make special solicitations of proxies either in person or by telephone. Expenses incurred in connection with special solicitations are expected to be nominal. The Company will bear all expenses incurred in connection with the solicitation of proxies for the Special Meeting.

VOTING AND REVOCATION OF PROXIES

     A stockholder giving a proxy on the enclosed form may revoke it at any time prior to the actual voting at the Special Meeting by filing written notice of the termination of the appointment with an officer of the Company, by attending the Special Meeting and voting in person or by filing a new written appointment of a proxy with an officer of the Company. The revocation of a proxy will not affect any vote taken prior to the revocation. Unless a proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxies intend to vote the shares represented thereby to approve Proposal No. 1 as set forth in the accompanying Notice of Special Meeting of Stockholders, and in accordance with their best judgment on any other matters that may properly come before the Special Meeting.

VOTING AT THE MEETING

     Only stockholders of record at the close of business on June 15, 2003 are entitled to notice of and to vote at the Special Meeting or any adjournments thereof. Each share of Common Stock is entitled to one vote on the matters to be presented at the Special Meeting.

     A majority of the votes entitled to be cast on matters to be considered at the Special Meeting, present in person or by proxy, will constitute a quorum at the Special Meeting. If a share is represented for any purpose at the Special Meeting, it is deemed to be present for all other matters. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum. “Broker nonvotes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Nevada law, the effect of broker nonvotes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority.

     A list of those stockholders entitled to vote at the Special Meeting will be available for a period of ten days prior to the Special Meeting for examination by any stockholder at the Company’s principal executive offices, 24011 Ventura Blvd., Suite 101, Calabasas, CA 91302, and at the Special Meeting.

(Proposal No. One)

REVERSE STOCK SPLIT

Introduction

     The Board of Directors has determined, for the reasons discussed below, that it is advisable to seek stockholder approval of a proposal authorizing a reverse stock split of the Company’s outstanding shares in order to increase the trading prices of the Company’s Common Stock above $1.00 per share (the “Reverse Stock Split Proposal”). Accordingly, at the Special Meeting stockholders will be asked to approve the effectuation of reverse stock splits: a 1-for-5, 1-for-6 or 1-for-7 reverse stock split.

     The Board members, have approved, and are recommending that stockholders vote to approve, the Reverse Stock Split Proposal because the trading prices of the Company’s shares have declined, and during the last 21 months have remained, below $1.00 and the Company has been notified by the NASDAQ that a failure to increase the trading prices above $1.00 is likely to result in the delisting of the Company’s shares from the NASDAQ Small Cap. Such a delisting, if it were to occur, would harm our stockholders by reducing the marketability and the liquidity of their shares. Although a reverse stock split would reduce the number of shares owned by each stockholder, the percentage of the outstanding shares owned by each stockholder would remain unchanged and, at least immediately after the reverse stock split, the price of the Company’s shares would be expected to increase in the opposite proportion to the reverse stock split. As a result, by way of example, a 1 share-for-4 shares reverse stock split would reduce the number of shares owned by each stockholder, and the number of outstanding shares, to 25% of the number owned and the number of shares outstanding, respectively, immediately prior to the effectiveness of the reverse stock split; and, at the same time the reverse stock split should result, at least immediately thereafter, in an approximate four-fold increase in the per share trading price of the Company’s shares.

     The Board of Directors also believes that, by increasing the Company’s stock price, a reverse stock split may help generate greater investor interest in the Company, including among institutional investors and investment funds that generally are reluctant to invest in lower priced stocks. Also, brokerage firms are often reluctant to recommend lower priced securities to their clients and investors often forego the purchase of lower priced stocks because brokerage commissions, as a percentage of the total transaction, can be relatively high. Moreover, analysts at many brokerage firms do not monitor the trading activity or provide research coverage of lower priced stocks.

     Additionally, if this Proposal is approved by the stockholders, the Board of Directors will have authority and may elect to implement the reverse stock split, even if it becomes unnecessary to do so to maintain our NASDAQ listing, if the Board of Directors determines it to be advisable and in the best interests of the stockholders to proceed with the reverse stock split.

     On the other hand, under this Proposal, the Board of Directors also would have the discretion to abandon the Reverse Stock Split, if market or other conditions make its implementation, in the judgment of the Board, inadvisable. However, the authority of the Board of Directors to implement the reverse stock split will terminate if the reverse stock split is not effectuated by June 30, 2004.

Vote Required and Board Recommendation

     Approval of this Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock at the Special Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THAT THE REVERSE STOCK SPLIT PROPOSAL IS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

Rationale for the Reverse Stock Split

     The primary purpose of the reverse stock split is to combine the Company’s outstanding shares into a smaller number of shares so that the Company’s shares will trade at a higher price per share than its recent trading prices and above $1.00 per share.

     During the quarter ended March 31, 2003, the closing prices of the Company’s shares on the NASDAQ Small Cap ranged from a high of $0.28 to a low of $0.16 per share and on May 29, 2003, the reported closing price was $0.32 per share. We believe that such a low quoted market price per share is discouraging potential new investors from purchasing and, therefore, is decreasing the liquidity of our Common Stock. Additionally, NASDAQ listing standards require the minimum bid price of the Company’s shares to be at least $1.00 per share for continued inclusion in the NASDAQ Small Cap. We believe, although we cannot assure, that the reverse stock split will enable the Common Stock to trade above that $1.00 minimum bid price and enable our shares to continue to be listed on the NASDAQ.

     We believe that maintaining the NASDAQ listing of the Company’s Common Stock and increasing the trading prices of the Company’s shares are in the best interests of the Company and its stockholders. The higher trading prices and NASDAQ listing should increase the liquidity of our shares and also may minimize the spread between the “bid” and “asked” prices quoted by market makers. We also believe that that prospective investors will view an investment in the

Company more favorably if our shares continue to trade on the NASDAQ. Further, the continued NASDAQ listing may enhance the Company’s access to capital and increase its flexibility in responding to anticipated capital requirements.

     It is a known fact and public information that NetSol has experienced some very serious challenges in last two years. The entire industry suffered setbacks caused due to the technology downturn, 9/11, Iraq War and so forth. But NetSol effectively managed to consolidate its operations globally and cut down the losses to near break even in the most recently filed quarterly report for the quarter ending March 31, 2003. The biggest loss reported in fiscal year 2001 was in excess of $14million as oppose to near break-even in the third quarter of fiscal 2003. The Company had to take steps in last two years to finance the operations through the exercise of millions of stock options or through various private placement offerings. But since the original IPO in 1998 it has never raised capital from the public markets due primarily to the stock volatility and uncertainty in the market place.

     In addition to meeting the $1 bid compliance requirement, NetSol also needs to be well capitalized and funded. We are very confident of the organic growth for the business but we are also aware of the prevailing Merger and Acquisition opportunities that would need new capital and a much healthier stock price. The proposed reverse split option would provide the flexibility necessary to do that.

Risks

     However, there can be no assurance that the reverse stock split, if effectuated, will have these desired effects. We anticipate that, following the consummation of the reverse stock split, the Company’s Common Stock will trade at per share prices that are significantly higher than current market prices. However, there can be no assurance that, following the reverse stock split, the Common Stock will trade at five times (in the case of a 1-for-5 reverse split) six times (in case of a 1-for 6 reverse split) or seven times (in case of a 1-for 7 reverse split) the market price at which our shares are trading immediately prior to the reverse stock split or that the trading prices will not decline thereafter, over time, possibly even below the $1.00 per share price required for continued listing on the NASDAQ Small Cap. Additionally, any decline in the market price for our Common Stock after the reverse stock split may be greater than would occur in the absence of a reverse stock split and, therefore, the liquidity of our Common Stock could be adversely affected following a reverse stock split.

     If the Reverse Stock Split Proposal is approved by the stockholders at the Special Meeting, we expect to implement it if it becomes necessary to maintain the Company’s continued compliance with the NASD listing requirements or if market or other conditions lead the Board of Directors to conclude that effectuating the reverse stock split would benefit the stockholders. On the other hand, even if the Reverse Stock Split Proposal is approved by our stockholders, the Board of Directors may elect to delay, or even abandon entirely, the reverse stock split.

Implementation and Effects of the Reverse Stock Split

     If the stockholders approve the Reverse Stock Split Proposal and the Board of Directors determines it is advisable to effectuate the reverse stock split, the Board would:

     direct management to file with the Nevada Secretary of State an amendment to the Company’s Certificate of Incorporation (the “Reverse Split Amendment”) that would specify that, on the filing of that Amendment, each of the Company’s outstanding shares would automatically be combined and converted into one-fifth (1/5th) one-sixth (1/6th) or one-seventh (1/7th) of a share if it determined to proceed with any of the ratios of the reverse stock split.

     We estimate that, following the reverse stock split, the Company would have approximately the same number of stockholders and, except for the effect of the payment of cash for fractional shares as described below, the completion of the reverse stock split would not affect any stockholder’s proportionate equity interest in NetSol. Therefore, by way of example, a stockholder who owns a number of shares that, prior to the reverse stock split, represented one-half of 1% of the Company’s outstanding shares, would continue to own one-half of 1% of its outstanding shares after the reverse stock split.

     The reverse stock split also will not affect the number of shares of Common Stock that the Board is authorized to issue by the Company’s Certificate of Incorporation, which will remain unchanged at 45,000,000 shares. However, it will have the effect of increasing the number of shares of Common Stock that are available for future issuance, because of the reduction in the number of shares that will be outstanding after giving effect to the reverse stock split.

     The following table sets forth the numbers of the Company’s shares that are currently authorized, outstanding and available for future issuance, respectively, and the numbers of shares that would be authorized, outstanding and available for future issuance after giving effect to a 1-for-5, 1-for-6 or 1-for-7 Reverse Stock Split:

	Prior to Reverse
	Stock Split	1-for-5 Reverse Split	1-for-6 Reverse Split	1-for-7 Reverse Split

Authorized Shares	45,000,000	45,000,000	45,000,000	45,000,000
Outstanding Shares	26,016,909	5,203,382	4,336,152	3,716,702
Shares Available for Issuance	18,983,091	39,796,618	40,663,849	41,283,298

     Cash to be Paid for Fractional Shares. Implementation of the reverse stock split will result in some stockholders owning a fractional share of Common Stock. To avoid such a result, stockholders that would otherwise be entitled to receive a fractional share of Common Stock as a consequence of the reverse stock split will, instead, receive from the Company a cash payment in U.S. dollars equal the value of that fractional share, determined on the basis of the average of the bid prices of the Company’s Common Stock as reported by NASDAQ for the five trading days immediately preceding the effective date of the reverse stock split (adjusted for that reverse stock split).

     If any stockholder owns, in total, fewer than five shares (in the case of the 1-for-5 reverse stock split), six shares (in the case of the 1-for-6 reverse stock split), or fewer than seven shares (in the case of the 1-for-7 reverse stock split), that stockholder’s shares would be converted into a fractional share of stock and, therefore, that stockholder would receive only cash in place of the fractional share as a result of the implementation of the Reverse Stock Split. See “Determination of Amount of Cash Payable for Fractional Shares” below. The interest of such a stockholder in the Company would, therefore, be terminated, and that stockholder would have no right to share in the assets or future growth of the Company. As a result, the cash payments to stockholders that own fewer than five shares will have the effect of reducing the number of the Company’s stockholders. This, however, is not the purpose for which we are proposing to effectuate the reverse stock split and the Company’s shares will continue to be registered under and the Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

     Additionally, any stockholder that owns less than five, six or seven shares can assure his or her continued ownership of Company shares after the reverse stock split by purchasing, prior to the reverse stock split, a number of additional shares sufficient to increase the total number of shares that he or she owns to five or more.

     The reverse stock split also will result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lot shares may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

     Effect of Reverse Stock Split on Options. If the reverse stock split is implemented, the number of shares subject to outstanding NetSol stock options, and the number of shares authorized for issuance under the Company’s stock option plans and its employee stock purchase plan, also will automatically be reduced in the same ratio as the reduction in the outstanding shares. Correspondingly, the per share exercise price of those options will be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged as will the percentage of the outstanding shares that the option shares will represent.

     Accounting Matters. Since the reverse stock split will reduce the outstanding number of shares but not the par value of the Company’s Common Stock, upon the effectuation of the reverse stock split the stated capital on the Company’s balance sheet attributable to the outstanding shares of Common Stock (which is determined by multiplying the par value by the number of shares outstanding) will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors. However, the additional paid-in capital account on the Company’s balance sheet will be increased by the amount by which the stated capital is reduced, so that the aggregate amount of the Company’s stockholders’ equity will be unchanged by the reverse stock split. The per share net income or loss and the per share net book value of the Company’s Common Stock will also increase because there will be fewer shares of Common Stock outstanding.

Exchange of Stock Certificates and Payment for Fractional Shares

     If the Reverse Stock Split Proposal is approved by the stockholders and implemented by action of the Board, the combining, and the resulting reduction in the number, of the Company’s outstanding shares as a result of the reverse stock split will occur automatically on the date that the Reverse Stock Split Amendment is filed with the Nevada Secretary of State (the “Effective Date”), without any action on the part of stockholders of the Company and without regard to the date after the reverse stock split that stock certificates representing the shares owned prior to the reverse stock split (the “Pre-Split Shares”) are physically surrendered for new stock certificates.

     Exchange of Stock Certificates. As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates for shares of Common Stock to be used in forwarding their stock certificates for surrender and exchange for certificates representing the number of shares of Common Stock such stockholder will own after the implementation of the reverse stock split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates representing his or her Pre-Split Shares, in accordance with the applicable instructions in the Transmittal form. Each stockholder who surrenders those certificates will receive one or more new certificates representing the whole number of shares of Common Stock that he or she owns as a result of the reverse stock split and any cash payable in lieu of a fractional share. Stockholders should not send their stock certificates until they receive a transmittal form.

     After the Effective Date, each certificate representing Pre-Split Shares (a “Pre-Split certificate”) will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of Common Stock, and the right to receive from the Company the amount of cash for any fractional shares, into which the Pre-Split Shares evidenced by such certificate have been converted by the reverse stock split.

     Determination of Amount of Cash Payable for Fractional Shares. As discussed above, the Company will pay to those stockholders who would otherwise be entitled to receive a fractional share of stock as a result of the reverse stock split, cash in an amount equal to that fraction multiplied by the average of the bid price of the Company’s shares as reported by NASDAQ for the five trading days immediately preceding the Effective Date (as adjusted for the reverse stock split).

     Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional shares that are not timely claimed after the effectiveness of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek them directly from the state to which they were paid.

No Dissenters’ Rights

     Under the Nevada General Corporation Law, stockholders are not entitled to dissenters’ rights with respect to the reverse stock split.

Certain Federal Income Tax Considerations

     The following discussion describes certain material federal income tax considerations relating to the reverse stock split that are generally applicable to the Company and its stockholders. This discussion is based upon the Internal Revenue Code of 1986 (the “Code”), existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date of this Proxy Statement. Any of these authorities could be repealed, overruled or modified at any time, either prospectively or retroactively and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below has been requested, and although we believe that the IRS would agree with the conclusions set forth in this discussion, there can be no assurance that it would do so. Accordingly, all stockholders should consult with their own tax advisors.

     This discussion also does not address all of the federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances (such as persons subject to the alternative minimum tax) or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, tax-exempt entities and persons that do not hold the Company’s shares as a capital asset) and, as a result, may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws or the tax consequences to holders of options or other rights to acquire Company shares.

     STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED TAX LEGISLATION.

     1.     Tax Consequences to NetSol. NetSol should not recognize any gain or loss as a result of the reverse stock split.

     2.     Tax Consequences for Stockholders Generally. No gain or loss should be recognized by a stockholder who receives only Common Stock as a result of the reverse stock split. A stockholder who receives cash in lieu of a fractional share of Common Stock will be treated as if the fractional share had been issued in the Reverse Stock Split and then redeemed by the Company. A stockholder receiving cash in lieu of a fractional share that otherwise would be held as a capital asset generally should recognize capital gain or loss on an amount equal to the difference between the cash received and the stockholder’s tax basis in such fractional share of Common Stock. For this purpose, a stockholder’s basis in such fractional share of Common Stock will be determined as if the stockholder actually received such fractional share.

     3.     A Stockholder’s Tax Basis in Shares Received upon the Reverse Stock Split. Except as provided above with respect to fractional shares, the aggregate tax basis of the shares of Common Stock held by a stockholder following the reverse stock split will equal the stockholder’s aggregate basis in that Shareholder’s Pre-Split Shares held immediately prior to the reverse stock split and that basis generally will be allocated among the shares of Common Stock held following the reverse stock split on a pro-rata basis. Stockholders who have used the specific identification method to identify their basis in shares of Common Stock combined in the Reverse Stock Split should consult their own tax advisors to determine their basis in the post-Reverse Stock Split shares that they will receive.

Accounting Matters

     The reverse stock split will not affect the par value of NetSol common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to NetSol common stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of NetSol common stock will be restated because there will be fewer shares of NetSol’s common stock outstanding.

Potential Anti-Takeover Effect

     Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of NetSol with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate NetSol’s shares of common stock or obtain control of NetSol, nor is it part of a plan by management to recommend to the Board and shareowners a series of amendments to our Restated Certificate of Incorporation. Other than the reverse stock split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of NetSol.

Voting Procedures

Tabulation of the Votes: The votes cast by proxy will be tabulated by American Stock Transfer & Trust Company.

Effect of an Abstention and Broker Non-Votes: A shareholder who abstains from voting on any of or all of the proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their client’s proxies in their own discretion.

Other Matters

     The Board of Directors of the Company does not intend to present any business at the Special Meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business to come before the Special Meeting. However, on all matters properly brought before the Special Meeting by the Board or by others, the persons named as proxies in the accompanying proxy will vote in accordance with their best judgment.

     It is important that your shares are represented and voted at the Special Meeting, whether or not you plan to attend. Accordingly, we respectfully request that you sign, date and mail your Proxy in the enclosed envelope as promptly as possible.

     A copy of NetSol Technologies, Inc.’s Annual Report on Form 10-KSB for the year ended June 30, 2002, which has been filed with the SEC pursuant to the Exchange Act, as well as a copy of the 2002 Employee Stock Option Plan may be obtained without charge upon written request to Najeeb Ghauri, Secretary, NetSol Technologies, Inc., 24011 Ventura Blvd., Suite 101, Calabasas, CA 91302 or from the Internet at WWW.SEC.GOV from the SEC’s Edgar database.

Dated: Calabasas, California, June 2, 2003

BY ORDER OF THE BOARD OF DIRECTORS

Najeeb U. Ghauri
Chairman of the Board

Naeem Ghauri
Chief Executive Officer

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
NETSOL TECHNOLOGIES, INC.

     NetSol Technologies, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Nevada (the “Corporation”), does hereby certify that:

     1.     The Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Nevada on March 20, 2002, as amended, is hereby amended by deleting Article 3 thereof in its entirety and substituting the following in lieu thereof:

“Section 3: The Corporation shall be authorized to issue 50,000,000 shares of capital stock, of which 45,000,000 shares shall be shares of Common Stock, $.001 par value (“Common Stock”) and 5,000,000 shares shall be shares of Preferred Stock, $.001 par value (“Preferred Stock”).

Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to Nevada Revised Statutes (the “Effective Time”), [every five (5)] [every six (6)] [every seven (7)] shares of Common Stock of the Corporation, shares of the Corporation’s common stock, par value $.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.001 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to American Stock Transfer and Trust, the transfer agent, as agent for, the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective

Time on the basis of prevailing market prices of the New Common Stock on the NASDAQ Stock Exchange at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

     2. The foregoing amendment was duly adopted in accordance with the provisions of Sections 78.390 of the Nevada Revised Statutes.

     IN WITNESS WHEREOF, NetSol Technologies, Inc. has caused this Certificate to be executed by its duly authorized officer on this                      day of                    , 200      .

Signature:

Name:

Title:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Naeem Ghauri, with full power of substitution, as his or her Proxy to represent and vote, as designated below, all of the shares of the Common Stock of NetSol Technologies, Inc., registered in the name of the undersigned on June 15, 2003 with the powers the undersigned would possess if personally present at the Special Meeting of Stockholders to be held at the 24011 Ventura Blvd., Suite 101, Calabasas, CA 91302 at 10:00 A.M. local time, on July 25, 2003 and at any adjournment thereof, hereby revoking any proxy or proxies previously given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” REVERSE SPLIT AND IN THE PROXY’S DISCRETION ON ANY OTHER MATTERS TO COME BEFORE THE MEETING.

Dated:		, 2003

(Signature)

(Second signature)

PLEASE DATE AND SIGN ABOVE exactly as your name appears on your Stock Certificate, indicating where appropriate, official position or representative capacity.